NEWS   from:
STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Financial Results for the First Quarter 2010

HOUSTON, April 29, 2010 — Stewart Information Services Corporation (NYSE-STC) today reported the results of its operations for the first quarter ended March 31, 2010 (dollar amounts are in millions, except for per share amounts):

	First Quarter (a)
	2010	2009

Total revenues	$351.3	$313.5
Pretax loss (b)	(29.7)	(34.3)
Income tax (benefit) expense (c)	(1.5)	1.8
Net loss attributable to Stewart	(29.0)	(37.6)
Net loss per share attributable to Stewart	(1.59)	(2.07)

(a)
The first quarter of 2010 includes a $1.2 million pretax gain on the sale of an interest in a subsidiary.  The first quarter of 2009 includes pretax charges of $8.9 million relating to the impairment of investment securities and other assets. The first quarter of 2009 also includes pretax credits of $2.6 million relating to a recovery on a previously recognized agency defalcation and $3.0 million relating to the reversal of an accrual for a legal matter resolved in the Company’s favor.

(b)	Before noncontrolling interests

(c)
The Company did not recognize a full income tax benefit in the first quarters of 2009 or 2010 relating to its pretax loss due to the recording of a valuation allowance against deferred tax assets. The valuation allowance will be evaluated for reversal when the Company returns to profitability.

Total revenues for the first quarter of 2010 increased $37.8 million, or 12.1 percent, compared to the same period last year. Pretax loss improved 13.4 percent as declines in employee and other operating costs were offset by increases in agency retention expense and title losses, as further discussed below. Net loss per share attributable to Stewart in the first quarter of 2010 decreased to $1.59 from $2.07 in the first quarter of 2009.

Revenues from direct operations decreased 9.1 percent in the first quarter of 2010 compared to the same period in the prior year, due to 27.2 percent fewer closed orders offset partially by higher overall revenue per order. Revenues from agency operations increased 21.5 percent, continuing the trend noted in the past two quarters relating to improvement in our independent agency channel. Revenues from real estate information (REI) services increased 56.7 percent.

The first quarter, historically a challenging period due to seasonally-low housing sales, was further impacted in January and February by poor weather conditions that reduced orders, and ultimately closings, in the period. Also, the newly revised and expanded HUD-1 rules initially delayed orders and closings early in the first quarter, creating a backlog that negatively impacted first quarter but which should improve in the second quarter. In addition, refinance volume decreased in the first quarter of 2010 compared to the first quarter of 2009 as the available pool of potential homeowners who have not refinanced at historically low interest rates decreased. Also impacting refinance transaction levels are borrowers failing underwriting standards due to poor creditworthiness or being underwater on their loans due to declining home values. Expectations are for rising interest rates and continuing shrinkage in refinance volumes during the remainder of 2010. Existing and new home sales, however, are expected to rise in 2010. As the year progresses, this shift in the mix of types of mortgage originations is expected to improve the overall revenue achieved per closing, which will be partially offset by lower revenues per transaction as a result of lower real estate values, as compared to the prior year.

Orders for the first quarter of 2010 were impacted by the $8,000 homebuyer tax credit that was originally scheduled to expire at the end of November 2009. Some sales that normally would have occurred in early 2010 were accelerated into last November. This homebuyer credit has been temporarily extended by Congress, but requires the contract to be signed by April 30, 2010, and closings be completed by June 30, 2010. Monthly order counts are reflecting this incentive, with March orders up 5.9 percent from February, on a per day basis.

Commercial title revenues grew 29.1 percent in the first quarter of 2010 compared to the same quarter in the prior year. International operations remained profitable despite a globally-weak economy.

Agency retention expense increased 22.8 percent year-over-year, and accounted for 94 percent of the increase in total expenses. As a percentage of agency revenues, agency retention for the first quarter of 2010 was 83.3 percent, which was comparable to the fourth quarter of 2009. Agency retention increased to 83.3 percent in the first quarter of 2010 from 82.4 percent in the first quarter of 2009 primarily due to increasing transactions in markets where remittance rates are lower.

Employee costs were 33.2 percent of operating revenues for the first quarter of 2010, as compared to 36.2 percent in the first quarter of 2009. To help manage employee costs in a temporarily-reduced market and with the expectation that closings will increase between now and July, we reduced employee hours in many markets to four-day work weeks rather than eliminating positions.

Title losses and related claims for the first quarter of 2010 were 7.9 percent of title revenues as compared to 6.5 percent for the first quarter of 2009 (which includes the impact of a $2.6 million recovery on a previously paid claim). Cash claims payments remain elevated as payments are made on previously accrued title losses with more than 60 percent of cash claim payments arising from now-canceled agents.

Back-office shared-services initiatives remain on schedule and continue to generate planned expense reductions in human resources, finance and accounting, procurement and information technology through reduced salary and overhead costs and leverage of buying power. We began implementation of our enterprise back office shared-services systems in January 2010, as scheduled, and expect to achieve additional cost savings as we deploy systems throughout 2010.

We received the anticipated $50.9 million federal income tax refund from the IRS during the first quarter. In addition, the company has an approximate $108.4 million loss carry-forward that will offset future tax obligations and should reduce tax expense once the company returns to sustained profitability.

“We are pleased that the affiliated title offices and REI group returned to profitability in March after a slow January and February. Order counts increased each month during the first quarter, which also puts the company in a good position for continued improved performance." said Stewart Morris, Jr., president and co-chief executive officer. "We do anticipate an improved revenue flow in REI lines of business in the second quarter as details emerge on the changing homeowner assistance programs."

“Stewart’s national title market share rose to an all-time high of 16.1 percent of reported title premiums in the fourth quarter of 2009, up from 13.2 percent in the fourth quarter of 2008—a gain of 22.0 percent in one year,” said Malcolm S. Morris, chairman and co-chief executive officer. “Much of the market share improvement is being driven by a highly-improved agency network, with fewer anticipated claims to us. Stewart has increased title premium rates or has increases pending in 28 states. We continue to actively increase remittance rates from agents where warranted and remain focused on competitive and profitable pricing in all states,” added Morris.

Stewart Information Services Corporation (NYSE-STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; continued weakness or further adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agents or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps taken since 2008; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS (condensed)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended March 31
	2010	2009
Revenues:
Title insurance:
Direct operations	129,505	142,538
Agency operations	202,571	166,770
Real estate information	11,542	7,365
Investment income	4,782	5,598
Investment and other gains (losses) – net	2,913	(8,812)
	351,313	313,459
Expenses:
Amounts retained by agencies	168,735	137,416
Employee costs	114,103	114,706
Other operating expenses	64,387	66,775
Title losses and related claims	26,337	20,020
Depreciation and amortization	5,936	7,698
Interest	1,558	1,179
	381,056	347,794

Loss before taxes and noncontrolling interests	(29,743)	(34,335)
Income tax (benefit) expense	(1,538)	1,799
Net loss	(28,205)	(36,134)
Less net earnings attributable to noncontrolling interests	758	1,471
Net loss attributable to Stewart	(28,963)	(37,605)

Net loss per diluted share attributable to Stewart	(1.59)	(2.07)
Average number of dilutive shares (000)	18,257	18,153

Segment information:
Title revenues	339,771	306,094
Title pretax (loss) before noncontrolling interests	(31,199)	(29,458)

REI revenues	11,542	7,365
REI pretax income (loss) before noncontrolling interests	1,456	(4,877)

Selected financial information:
Cash provided (used) by operations	13,603	(26,954)
Title loss payments - net of recoveries	38,055	36,529
Other comprehensive earnings (loss)	1,990	(4,069)

Number of title orders opened (000):
January	28.4	52.5
February	30.0	41.0
March	38.5	47.9
Quarter	96.9	141.4

Number of title orders closed (000): Quarter	61.1	83.9

	Mar 31 2010	Dec 31 2009
Stockholders’ equity	435,365	462,066
Number of shares outstanding (000)	18,338	18,232
Book value per share	23.74	25.34

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)
	March 31	December 31
	2010	2009
Assets:
Cash and cash equivalents	120,035	97,971
Cash and cash equivalents – statutory reserve funds	14,750	18,129
Total cash and cash equivalents	134,785	116,100

Short-term investments	23,284	24,194
Investments – statutory reserve funds	387,237	386,235
Investments – other	72,533	79,969
Receivables – premiums from agencies	37,083	42,630
Receivables – other	51,396	103,153
Allowance for uncollectible amounts	(20,519)	(20,501)
Property and equipment	69,594	70,633
Title plants	77,401	78,421
Goodwill	206,933	212,763
Intangible assets	8,935	6,406
Other assets	69,100	67,150
Investments – pledged, at fair value	192,379	202,007

	1,310,141	1,369,160

Liabilities:
Notes payable	17,280	19,620
Convertible senior notes payable	64,207	64,163
Line of credit, secured by pledged investments	192,379	202,007
Accounts payable and accrued liabilities	91,423	101,881
Estimated title losses	492,864	503,475
Deferred income taxes	16,623	15,948

	874,776	907,094

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	146,477	145,530
Retained earnings	267,152	296,116
Accumulated other comprehensive earnings	12,950	10,960
Treasury stock	(4,330)	(4,330)
Stockholders’ equity attributable to Stewart	422,249	448,276
Noncontrolling interests	13,116	13,790
Total stockholders' equity	435,365	462,066

	1,310,141	1,369,160

CONTACT:  Ted C. Jones, Director - Investor Relations of Stewart Information Services Corporation, +1-713-625-8014